Filed Pursuant To Rule 433

Registration No. 333-180974

May 2, 2013

Democratizing Gold Investment

Transcript of Video at the Milken Institute Global Conference 2013

featuring Jason Toussaint, CEO of World Gold Trust Services

and Managing Director of Investment for the World Gold Council

“In the investment sector of the World Gold Council we have two primary areas of focus. First is using research-based advocacy to show the merits of allocations to gold to investors over long periods of time. Second is providing efficient market access through product development and a great example of that is SPDR Gold shares – the world’s largest gold ETF.

When the World Gold Council launched the SPDR gold shares in November 2004, we were seeking to overcome barriers to allocating to gold. It was an immediate success. By making gold accessible through an instrument listed on a stock exchange, it was made available to a new audience of gold investors.

What we’ve found since then is that the investor base of SPDR gold shares and gold ETFs, frankly around the world, has expanded from the professional investment community down to the retail investors. The great uptake from individual investors who may have otherwise not had access to the gold market. We refer to GLD as a democratizing tool, and what we mean by that is the investor who owns one share of GLD pays the same fees to enter that position and total expense ratio as the largest investor in the world. So in some sense, it’s helped level the playing field. Here at the conference, we’ve had a lot of investor interest in learning more about gold ETFs, and we look forward to continuing dialogue with them and helping educate them on the merits of gold investment in their portfolios.”

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.